EXHIBIT 5.1
                        Opinion of Atlas Pearlman, P.A.

                               ATLAS PEARLMAN P.A.
                                ATTORNEYS AT LAW

Christina K. Abraham       Charles B. Pearlman       Of Counsel
Eamonn W. Astey            Adam J. Reiss             Jon A. Sale
Jan Douglas Atlas          Kim L. Robins             Benedict P. Kuehne
Roxanne K. Beilly          Juan A. Sanchez           Sergio Vivanco A.*
Deborah Ann Byles          James M. Schneider              _______
Robin Corwin Campbell      Wayne H. Schwartz
Clint J. Gage              Douglas Paul Solomon      Law Offices of
April I. Halle             Samantha Nicole Tesser    Richard L. Rosenbaum
Kip O. Lassner             Michael L. Trop             Richard L. Rosenbaum
Eric Lee                   Steven I. Weinberger        Denise A. Bregoff
Joel D. Mayersohn          Kenneth P. Wurtenberger   * not admitted in Florida
Brian A. Pearlman

                                February 19, 2002

CyberAds, Inc.
4401 North Federal Highway
Suite 1700
Fort Lauderdale, FL 33301

         Re: Registration Statement on Form S-8; CyberAds, Inc. (the "Company"); 900,000 Shares of Common Stock

Gentlemen:

         This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration by CyberAds, Inc. (the "Company") of 900,000 shares of Common Stock, par value $.001 per share (the "Common Stock") including 700,000 shares of common stock underlying options to be issued pursuant to an Agreement and Warrants to Purchase Common Stock (the "Warrants") with Steven M. Krause.

         In our capacity as counsel to the Company, we have examined the original, certified, conformed, photostat or other copies of the Company's Certificate of Incorporation, By-Laws, the Warrants, corporate minutes provided to us by the Company and such other documents and instruments as we deemed necessary. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon.

         Based upon and in reliance of the foregoing, we are of the opinion that the Common Stock to be issued upon exercise of the Warrants, when issued in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

         We hereby consent to the use of this opinion in the Registration Statement on Form S-8 to be filed with the Commission.

                                                   Very truly yours,

                                                   ATLAS PEARLMAN, P.A.

                                                   /s/Atlas Pearlman, P.A.
                                                   -----------------------


                 Suite 1700 o 350 East Las Olas Boulevard o Fort
      Lauderdale, Florida 33301 Telephone (954) 763-1200 / Facsimile (954) 766-7800 / E-mail ap@atlaslaw.com / Web site http://www.atlaslaw.com
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         FORT LAUDERDALE o MIAMI o BOCA RATON o NAPLES o SANTIAGO, CHILE